EXHIBIT 99.1

HUDSON TECHNOLOGIES REPORTS Fourth quarter 2018 RESULTS

pearl river, ny – March 6, 2019 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2018. The financial results for both 2018 and 2017 include the operations of Aspen Refrigerants, Inc. (“ARI”) which was acquired on October 10, 2017.

For the quarter ended December 31, 2018 Hudson reported revenues of $25.7 million, an increase of 5% compared to $24.6 million in the comparable 2017 period, which was primarily attributable to a 38% increase in the number of pounds of certain refrigerants sold, partially offset by price declines of certain refrigerants. Gross margin in the fourth quarter of 2018 was 12%, essentially consistent with gross margin of 12.3% in the fourth quarter of 2017. The Company recorded a net loss of $8.1 million or ($0.19) per basic and diluted share in the fourth quarter of 2018, as compared to a net loss of $5.2 million or ($0.12) per basic and diluted share in the same period of 2017. During the fourth quarter of 2018 there were no benefits for income taxes, compared to a $7.4 million income tax benefit during the fourth quarter of 2017 related to the Tax Cuts & Jobs Act.

For the year ended December 31, 2018, Hudson reported revenues of $166.5 million, an increase of 19% compared to $140.4 million for full year 2017. The Company had negative gross margin for 2018 due to a non-cash inventory write down of approximately $35.9 million and an additional amortization of inventory step-up in basis of approximately $3.7 million, as compared to a gross margin of 27% in 2017. The Company’s net loss for 2018 was $55.7 million, or ($1.31) per basic and diluted share, which included non-cash inventory adjustments totaling approximately $39.6 million and non-recurring expense of approximately $6.1 million primarily related to the acquisition and integration of ARI, as compared to net income of $11.2 million or $0.27 per basic and $0.26 per diluted share in 2017. Full year 2017 net income includes the aforementioned $7.4 million benefit related to the Tax Cuts & Jobs Act.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “2018 was a challenging year, characterized by one of the most difficult selling seasons we’ve experienced to date. In addition to severe price corrections in nearly all of the refrigerants we sell, a ‘just-in-time’ buying pattern emerged, which resulted in lower than expected demand throughout the traditional nine-month selling season. During the fourth quarter of 2018 however, we saw an increase in demand for certain refrigerants, an unusual development as our fourth quarter is typically characterized by negligible sales volume. While the demand increase was offset by lower pricing, we were pleased to see this increased order activity from our customer base.

“During the fourth quarter we implemented several efficiency initiatives which we expect to complete by the end of March 2019. The resulting annual benefit from these initiatives is expected to be over $3 million in cost reductions. Additionally, we believe we have the opportunity to drive improved margins in 2019 as we replace higher priced inventory with lower priced product. In addition, despite the headwinds we faced in 2018, the Company generated $36 million of cash flow from operations and paid down $37 million of debt in 2018.

“We’re optimistic about the positive momentum we’re seeing for the regulation of HFC refrigerants. With the anticipated phase down of HFCs, we expect to see the establishment of an allocation system as well as a tightening in the supply/demand balance that will likely result in increased pricing. We believe the phase out of R-22 and phase down of HFCs continue to represent tremendous growth opportunities for our company.”

Mr. Zugibe concluded, “As we progress through 2019, we believe our longstanding customer base, diversified product offerings and efficient and expanded distribution network leave us well positioned to capitalize on the market opportunities we are seeing with existing and next generation refrigerants. We remain focused on meeting the needs of our customers and exceeding their expectations in terms of product availability and delivery as we work to increase our market share and advance our leadership position in the marketplace.”

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter results today, March 6, 2019 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 6, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 44519.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the Company; the Company’s ability to remain in compliance with the financial covenants in its loan agreements; and the Company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2017 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,272	$5,002
Trade accounts receivable – net	14,065	14,831
Inventories	101,962	172,485
Income tax receivable	—	9,664
Prepaid expenses and other current assets	5,287	6,934
Total current assets	123,586	208,916

Property, plant and equipment, less accumulated depreciation	27,395	30,461
Goodwill	47,803	49,464
Intangible assets, less accumulated amortization	29,451	32,419
Other assets	106	184
Total Assets	$228,341	$321,444

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$8,671	$10,885
Accrued expenses and other current liabilities	19,023	15,221
Accrued payroll	1,046	3,052
Current maturities of long-term debt	2,672	1,050
Short-term debt	29,000	65,152
Total current liabilities	60,412	95,360
Deferred tax liability	443	1,473
Long-term debt, less current maturities, net of deferred financing costs	98,273	101,158
Total Liabilities	159,128	197,991

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,602,431 and 42,398,140	426	424
Additional paid-in capital	115,719	114,302
Retained earnings (Accumulated deficit)	(46,932)	8,727
Total Stockholders' Equity	69,213	123,453

Total Liabilities and Stockholders' Equity	$228,341	$321,444

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017

Revenues	$25,721	$24,613	$166,525	$140,380
Cost of sales	22,638	21,586	173,890	102,396
Gross profit (loss)	3,083	3,027	(7,365)	37,984

Operating expenses:
Selling, general and administrative	6,232	11,921	32,270	21,745
Amortization	748	743	2,973	1,107
Total operating expenses	6,980	12,664	35,243	22,852

Operating income (loss)	(3,897)	(9,637)	(42,608)	15,132

Interest expense	4,139	2,958	14,755	3,128

(Loss) income before income taxes	(8,036)	(12,595)	(57,363)	12,004

Income tax expense (benefit)	71	(7,389)	(1,704)	847

Net (loss) income	$(8,107)	$(5,206)	$(55,659)	$11,157

Net (loss) income per common share – Basic	$(0.19)	$(0.12)	$(1.31)	$0.27
Net (loss) income per common share – Diluted	$(0.19)	$(0.12)	$(1.31)	$0.26
Weighted average number of shares outstanding – Basic	42,600,898	42,216,987	42,484,972	41,764,230
Weighted average number of shares outstanding – Diluted	42,600,898	42,216,987	42,484,972	42,766,843